                                                                   EXHIBIT 23.17


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 14, 1999 on the financial statements of Ernest P. Breaux Electric, Inc. for the audited period of April 30, 1999 and April 30, 1998 included in the current report on Form 8-K of Integrated Electrical Services, Inc. dated July 27, 1999 and to all references to our Firm included in this Registration Statement.

Please provide a copy of the financial statement included in your report for our inspection. We do not consent to the alteration of our audit report in any material respect.



MIXON, ROY, METZ & MIXON
CERTIFIED PUBLIC ACCOUNTANTS
New Iberia, Louisiana  70560
November 15, 1999